EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dolby Laboratories Inc.:

We consent to the use of our reports dated November 17, 2014, with respect to the consolidated balance sheets of Dolby Laboratories Inc. and subsidiaries as of September 26, 2014 and September 27, 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 26, 2014, and the effectiveness of internal control over financial reporting as of September 26, 2014, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

February 10, 2015